Exhibit 99.2

Member News

July 22, 2013
Member News: Seattle Bank's Second Quarter 2013 Unaudited Preliminary Financial Highlights and Dividend Announcement

Dear Seattle Bank Members,
Today, the Federal Home Loan Bank of Seattle (Seattle Bank) issued a press release announcing second quarter 2013 unaudited preliminary financial highlights for the three and six months ended June 30, 2013, reporting $10.5 million and $26.3 million of net income, compared to $22.9 million and $35.8 million for the same periods in 2012.
In addition to our second quarter earnings, we are extremely pleased to announce that, based on our second quarter 2013 financial results, our Board of Directors has declared a $0.025 per share cash dividend, to be paid on July 30, 2013. The dividend, totaling $683,000, will be paid based on average Class A and Class B stock outstanding during second quarter 2013.
We are very pleased to be able to pay this dividend, which is our first in a number of years. The Seattle Bank's financial and operational performance has steadily improved over the last three years. We've been repurchasing excess capital stock since third quarter 2012, and this payment of a modest dividend to our shareholders represents another significant milestone in our return to normal operations.
Underscoring our progress in this regard, on July 18, Standard & Poor's (S&P) upgraded the bank's outlook to stable from negative, based on its stronger capital position, and affirmed the bank's AA/A-1+ ratings.
As members of the Seattle Bank cooperative, you are cordially invited to participate in our Second Quarter 2013 Earnings Call at 1:00 p.m. Pacific Time on Tuesday, August 13, 2013. The event will include a formal presentation followed by a question-and-answer period. You may submit questions during the event or in advance with your registration form. Please note that you will need your docket number to register for this event. Register Online Now.
We appreciate your continued support of the Seattle Bank cooperative and encourage your continued use of our products and services. As your financial cooperative, our mission is to provide you with liquidity and funding to enhance the success of your businesses and the communities you serve. We invite you to contact us at any time with your questions regarding our financial results or our products and services.
Sincerely,
Michael L. Wilson
President and CEO